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                   FISCAL YEAR 1999 SENIOR EXECUTIVE BONUS PLAN


(1).     PARTICIPANTS
         Glenn Cooper (President), Mark Butler (Executive Vice President), Bobby Sandage (Executive Vice President), and new CFO (pro-rated)

(2).     MAXIMUM AVAILABLE
         Base Bonus Pool: Up to 60% of Glenn Cooper's base salary; up to 50% of the base salaries of the Executive Vice Presidents (Messrs. Butler, Sandage and CFO)

         (Base Salary is defined as the Base Salary at the time bonuses are paid.)

(3).     BONUS POOL
         The amount of Base Bonus Pool received will be calculated based on the following five Performance Areas: (a) Corporate partnering; (b) R&D Clinical Development Goals; (c) Acquisition/Licensing of Significant Assets; (d) Common Stock Performance; and (e) Corporate Finance Goals. Each of the five areas will contribute equally to the Base Bonus Pool.

         The allocation of the pool will be made by the President to the other participants based on participant's performance particularly as it relates to his objectives for the year as jointly established with the President. The President may allocate any amount to any Executive Vice President, including none, but he may not exceed the pool for each individual.

         The allocation of the President's pool will be made at the discretion of the Board of Directors. One of the criteria that will be used in determining the President's allocation is the quality of the methodology used by the President in allocating bonuses to the Executive Vice Presidents.

(4).     COMPUTATION OF PERFORMANCE AREAS

         (a). Corporate Partnering - Meeting objective has a value of 100% of goal.

                  (i). Out-licensing Pacoclone or CerAxon to a corporate development/marketing partner on terms approved by Board of Directors.

         (b). R&D Clinical Development Goals - Meeting each of the following objectives by the end of the fiscal year has a value of 33%:

                  (i).     Be on target to complete analysis of citicoline Study
                           018 by December 31, 1999;
                  (ii).    Be on target for partner to initiate Pagoclone Phase
                           3 trial during fiscal year;
                  (iii.)   Filing of one new IND;

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         (c).     Acquisition of Significant Assets - Meeting the following
                  objective has a value of 100% of this Performance Area.

                  (i). The acquisition or purchase of a significant new asset (significance to be determined by the Compensation Committee).

         (d). Common Stock Performance - All or a portion of this Performance Area will be earned based on the higher of the formulas derived from either the (a) relative stock performance of Interneuron's Common Stock during the fiscal year or (b) the actual percentage increase in Interneuron's Common Stock during the fiscal year. Since achievement of a large increase in Interneuron's Common Stock either over an Index or over its price at the beginning of the fiscal year is beneficial to the Company's shareholders, the calculation is made based on the higher one.

                                                  IPIC % PTS. INCREASE OVER INITIAL IPIC PRICE
        % OF PERFORMANCE AREA                               IPIC %  PTS. ABOVE INDEX
        ---------------------                               ------------------------
                  25%                                                  10%
                  50%                                                  20%
                  75%                                                  30%
                  100%                                                 40%


                  The Index is calculated based on the publicly available AMEX Biotechnology Index (or close equivalent if unavailable).

                  In order to capture the return to shareholders during the fiscal year, the calculation of the percentage points increase above Index and the percentage points increase over IPIC stock during the year will be made from the average of two calculations: (1) from 10/1/98 to 3/30/99 (six months) and (2) from 10/1/98 to 9/30/99 (12 months). Due to the potential for short term news driven fluctuations in stock price, the average of the closing common stock price for the five trading days prior to 10/1/98, 3/30/99 and 9/30/99 will be used instead of the closing common stock price on that day.

         (e). Corporate Finance Goal - Performance Area will be earned based on the amount of debt, equity or cash raised by Interneuron or InterNutria, on terms acceptable to the Board of Directors according to the following chart:

                  % OF PERFORMANCE AREA              AMOUNT EQUITY, DEBT OR CASH RAISED
                  ---------------------              ----------------------------------
                           25%                                $   1 - 9.9MM
                           50%                                    10 - 50MM
                           100%                                   >$50MM

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(5).     ADDITIONAL GOAL - REDUX LITIGATION

         This additional goal would be over and above any bonuses earned pursuant to Sections 2-4. Enter into an agreement (corporate, judicial or with any parties to the Redux litigation, etc.) which substantially mitigates the Company's exposure to Redux litigation. Equal to 20-40% of base salary at the discretion of the Compensation Committee, to be evaluated September 1999, based on an evaluation of the status and finality of any such agreement.

(6).     CALCULATION AND PAYMENT.
         A recommended calculation of the bonus will be made by management and will be reviewed and approved by the Compensation Committee. Bonuses may be paid in up to three tranches and will be paid by October 31, 1999, but earlier (including during the fiscal year) if possible subject to review and approval by the Compensation Committee. Payment will be made only to recipients who are still employees of the Company at the time of payment of the bonuses or October 31, 1999, whichever is earlier.

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